Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

AMERICAN STOCK EXCHANGE ACCEPTS CELSION CORPORATION’S

PLAN OF COMPLIANCE AND NOTIFIES COMPANY OF NONCOMPLIANCE

WITH FURTHER LISTING STANDARDS

COLUMBIA, MD, September 6, 2006 - Celsion Corporation (AMEX: CLN) has received notice from The American Stock Exchange (AMEX) that the AMEX has determined that the Company is not in compliance with certain conditions of the continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, the AMEX noted that the Company’s shareholders’ equity continues to be less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three of the last four fiscal years, and that shareholders’ equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in each of the last five fiscal years. Additionally, as of June 30, 2006, the Company’s shareholders’ equity was less than $2,000,000 and losses from continuing operations and/or net losses were incurred in two of its three most recent fiscal years.

Pursuant to a previously disclosed letter from the AMEX dated June 14, 2006 informing the Company that it was not in compliance with certain continued listing standards, the Company was afforded the opportunity to submit a plan of compliance to the AMEX and on July 14, 2006 presented its plan to the AMEX. On August 31, 2006 the AMEX notified the Company that it had accepted the Company’s plan of compliance and granted the Company an extension until December 14, 2007 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the AMEX Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the AMEX.

The notice from the AMEX that the Company is not in compliance with the above summarized listing standards is based on a review by the AMEX of Celsion Corporation’s Form 10-Q for the period ended June 30, 2006, which publicly disclosed the financial status of the Company at that time.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. In addition, Celsion’s receipt of the royalty payments in connection with the sale of Celsion (Canada) depends upon the ability of Celsion (Canada) to develop the APA technology and bring products to market. This involves, among other risks of a new enterprise, financing, regulatory and market acceptance risks.